SPLIT-DOLLAR AGREEMENT


	  THIS AGREEMENT made and entered into as of this 6th day of January, 1994, by and between CHRIS-CRAFT INDUSTRIES, INC., a Delaware corporation (hereinafter referred to as the "Corporation"), and JOHN C. SIEGEL, an individual residing at 2541 Filbert Street, San Francisco, California 94123 (hereinafter referred to as the "Owner").
		    W I T N E S S E T H:
	  WHEREAS, HERBERT J. SIEGEL (the "Executive") is now and for many years has been the chief executive officer of the Corporation and has provided services essential for and crucial to the success of the Corporation; and
	  WHEREAS, the Corporation wishes to recognize the Executive's past services to the Corporation and desires to provide an inducement for his continued employment; and
	  WHEREAS, the Executive wishes to provide life insurance protection for members of his family under several policies of life insurance (hereinafter referred to collectively as the "Policies" and any one individually as a "Policy"), insuring his life and the life of his wife (hereinafter jointly referred to as the "Insureds"), which Policies are described in Exhibit A attached hereto and which Policies are issued by the insurance companies identified in said Exhibit A (hereinafter referred to as the "Insurers"); and
	  WHEREAS, the Corporation is willing to pay the premiums due on the Policies for a period of fifteen (15) years, under a split dollar arrangement, as an employment benefit for the Executive, on the terms and conditions hereinafter set forth.
	  NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:
	  1.   Purchase of Policies.  The Owner will
contemporaneously purchase the Policies from the Insurers in the total face amount of $15 million. The parties agree that they will take all necessary action to cause the Insurers to issue the Policies and shall take any further action which may be necessary to cause the Policies to conform to the provisions of this Agreement. The parties agree that the rights and obligations of the parties hereto in each Policy shall be subject to the terms and conditions of this Agreement and to the collateral assignment filed with the Insurer relating to such Policy.
	  2. Ownership of Policies. The Owner shall be the sole and absolute owner of each Policy and may exercise all ownership rights granted to the owner thereof by the terms of such Policy, except to the extent the rights of the Owner are specifically limited by this Agreement. Without limiting the foregoing, the Owner shall have the right to change the beneficiary and the right to exercise settlement options with respect to each of the Policies.

	  3. Policy Dividends. All dividends declared on the Policies shall be applied to purchase paid-up additional insurance on the lives of the Insureds. The parties hereto agree that the dividend election provisions of each of the Policies shall conform to the provisions hereof.
	  4.   Payment of Premiums.
	       (a) Subject to paragraph (b) of this Section 4, with respect to each of the first fifteen annual premium payments for each Policy, the Corporation shall pay the full amount specified in Exhibit B hereto to the respective Insurers; provided, however, that the Corporation shall not make a premium payment to the extent that such payment would result in a Policy being classified as a modified endowment contract under Section 7702A of the Internal Revenue Code of 1986, as amended, or any successor thereto. The Corporation shall make each such payment on or before the due date of the Policy premium, or within the grace period provided therefore, and shall, upon request, promptly furnish the Executive and the Owner evidence of timely payment of such premiums. The Corporation shall annually furnish the Executive with a statement of the amount of income reportable by the Executive for federal and state income tax purposes as a result of the insurance protection provided the Owner.
	       (b)  Notwithstanding paragraph (a), the
Executive during his lifetime, or the Owner after the Executive's death, may notify the Corporation at any time that he has made the revocable election to pay the annual cost of current life insurance protection provided by the Policy(ies). In the event that this election is made, thirty (30) days prior to the due date of each Policy premium, the Corporation shall notify the Executive or the Owner, as applicable, of the exact amount due as a result of such election, which shall be an amount equal to the then current annual cost of life insurance on the joint lives of the Insureds, measured by U.S. Life Table 38, while both are alive, and thereafter measured by the lower of the PS 58 rate, set forth in Revenue Ruling 55-747 (or the corresponding applicable provision of any future Revenue Ruling), or the Insurer's then current published premium rate for annually renewable term insurance for standard risks. The Executive or the Owner, as applicable, shall pay such required contribution to the Corporation prior to the premium due date. If neither the Executive nor the Owner makes such timely payment, the Corporation shall treat such failure as a revocation of the election and shall make the full premium payment, pursuant to paragraph (a).
	       (c)  The Corporation shall not be obligated
to make any Policy premium payment beyond the first fifteen annual premium payments for each Policy or, if earlier, the death of the later to die of the Insureds.
	  5.   Collateral Assignment.  To secure the
repayment to the Corporation of its interest hereunder (as described in Sections 7(b) and 9(a)), the Owner has, contemporaneously herewith, assigned each Policy to the Corporation as collateral, on a form acceptable for such assignment by the Insurer under such Policy. The collateral assignment of each Policy to the Corporation hereunder shall not be terminated, altered or amended by the Owner, without the express written consent of the Corporation. The parties hereto agree to take all actions necessary to cause such collateral assignments to conform to the provisions of this Agreement. The Corporation agrees that it will not exercise its right to surrender a Policy under a collateral assignment except as provided in this Agreement. The Corporation's rights in a Policy shall be strictly limited to those rights specified herein and by the terms of the collateral assignment of such Policy. Without limiting the foregoing, the Corporation shall not have the right to borrow any amount under any of the Policies.
	  6. Limitations on Owner's Rights in Policies. Except as otherwise provided herein, the Owner shall not borrow against, surrender or cancel any Policy, nor terminate the dividend election thereof without, in any such case, the express written consent of the Corporation.
	  7.   Collection of Death Proceeds.
	       (a)  Upon the death of the later to die of
the Insureds, the Corporation and the Owner shall cooperate to take whatever action is necessary to collect the death benefit provided under each Policy. Such cooperation shall not be unreasonably withheld by either of the parties. When the death benefits under all of the Policies have been collected and paid as provided herein, this Agreement shall terminate.
	       (b)  Upon the death of the later to die of
the Insureds, the Corporation shall have the unqualified right to receive a portion of the death benefit under each Policy equal to the greater of (i) the cumulative premiums paid by the Corporation on such Policy or (ii) the cash value (determined immediately preceding the death of the later to die of the Insureds) of all paid-up additions of such Policy which were purchased with Policy dividends. The balance of the death benefit provided under each Policy, if any, shall be paid directly to the Owner in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policy. In no event shall the amount payable to the Corporation hereunder with respect to any Policy exceed the Policy proceeds payable as a result of the maturity of the Policy as a death claim. No amount shall be paid from such death benefit to the Owner until the full amount due the Corporation hereunder has been paid.
	       (c)  Notwithstanding any provision hereof to
the contrary, in the event that for any reason whatsoever no death benefit shall be payable under a Policy upon the death of the later to die of the Insureds, and, in lieu thereof, the Insurer shall refund all or any part of the premiums paid for such Policy, the Corporation shall have the unqualified right to receive its cumulative premiums paid for such Policy, and the balance of the refund shall be payable to the Owner.
	  8.   Termination of the Agreement During the
Lifetime of the Insureds.
	       (a)  This Agreement shall terminate, without
notice, with respect to all of the Policies, while either of the Insureds is alive, upon the total cessation of the Corporation's business or upon the bankruptcy, receivership, or dissolution of the Corporation.
	       (b)  The termination of the Executive's
employment with the Corporation for any reason shall not result in the termination of this Agreement.
	  9. Disposition of a Policy on Termination of the Agreement During the Lifetime of the Insureds.
	       (a)  For sixty (60) days after the date of
the termination of this Agreement during the lifetime of the Insureds with respect to one or more of the Policies, the Owner shall have the option of obtaining the release of the collateral assignment of such Policy(ies) to the Corporation. To obtain such release, the Owner shall repay to the Corporation, with respect to a Policy, the lesser of
(i) the cash value of the Policy or (ii) the greater of (A) the cumulative premiums paid by the Corporation for such Policy or (B) the cash value of all paid-up additions of such Policy purchased with Policy dividends. In order to make such payment the Owner may, but need not, obtain a Policy loan on such Policy, which loan shall be disbursed directly to the Corporation. Upon receipt of such payment, the Corporation shall release the collateral assignment of the Policy, by the execution and delivery of an appropriate instrument of release.
	       (b)  If, with respect to any Policy, the
Owner fails to exercise the option described in paragraph
(a) within such sixty (60) day period, the Corporation may enforce its right under the collateral assignment to surrender the Policy and be repaid the amount due to the Corporation pursuant to paragraph (a) from the cash surrender value of such Policy. Thereafter, the Corporation shall have no further interest in and to the Policy, either under the terms thereof or under this Agreement.
	 10. Insurer Not a Party. Each Insurer shall be fully discharged from its obligations under its Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the collateral assignment executed by the Owner and filed with the Insurer in connection therewith.
In no event shall an Insurer be considered a party to this Agreement, or any modification or amendment hereof. No provision of this Agreement, however amended or modified, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of any Insurer as expressly provided in the Policies, except insofar as the provisions hereof are incorporated by the collateral assignment executed by the Owner and filed with the Insurer in connection herewith.
	 11. Named Fiduciary, Determination of Benefits, Claims Procedure and Administration.
	       (a)  The Corporation is hereby designated as
the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement and shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.
	       (b)  A person who believes that he or she is
being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Corporation, setting forth his or her claim. Upon receipt of a claim, the Corporation shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Corporation may, however, extend the reply period for an additional ninety (90) days for reasonable cause.
	       (c)  If a claim is denied, in whole or in
part, the Corporation shall deliver to the Claimant a written opinion, using language calculated to be understood by the Claimant, setting forth: (1) the specific reason or reasons for such denial; (2) the specific reference to pertinent provisions of this Agreement on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limit for requesting a review; and (6) the time limit for such review to take place.
	       (d) Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation review the determination of the Corporation. Such request must be addressed to the Secretary of the Corporation, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Corporation. If the Claimant does not request a review of the Corporation's determination by the Secretary of the Corporation within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the Corporation's determination.
	       (e)  Within sixty (60) days of receipt of a
request for review, the Secretary shall review the Corporation's determination. After considering all materials presented by the Claimant, the Secretary shall render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary shall so notify the Claimant and shall render the decision as soon as possible, but no later than one hundred twenty
(120) days after receipt of the request for review.
	 12.   Amendment.  This Agreement may not be
amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.
	 13. Assignment. Each of the parties to this Agreement may assign his or its respective rights hereunder. The Corporation may not transfer its obligations hereunder to any individual or entity other than BHC Communications, Inc. or another of the Corporation's affiliates, without the written consent of the Owner.
	  14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and the Executive, the Owner, and their respective successors, assigns, heirs, executors, administrators and beneficiaries.
	  15. Notice. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or on the third business day after having been mailed in New York, New York, first-class, postage prepaid, by registered or certified mail, return receipt requested, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
	  If to Corporation:
	       Chris-Craft Industries, Inc.
	       767 Fifth Avenue
	       New York, New York 10153
	       Attention:  Board of Directors
	  If to Owner, to him at his address set forth on the personnel records of the Corporation.
	 16. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.
	  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.
			      CHRIS-CRAFT INDUSTRIES, INC.


			      By:  BRIAN C. KELLY

			      Title:  General Counsel
				       and Secretary


				   JOHN C. SIEGEL
				   John C. Siegel

Acknowledged By:


HERBERT J. SIEGEL
Herbert J. Siegel

			 EXHIBIT A


	  The following life insurance policies are subject to the attached Split-Dollar Agreement:


1. Insurer  New York Life Insurance Company

   Insured  Herbert J. Siegel and Ann L. Siegel

   Policy Number  XXXXXXXXXX

   Face Amount  $10,000,000

   Dividend Option  Paid-up Additions

   Date of Issue  12-14-93


2. Insurer  John Hancock Life Insurance Company

   Insured  Herbert J. Siegel and Ann L. Siegel

   Policy Number  XXXXXXXXXX

   Face Amount  $5,000,000

   Dividend Option  Paid-up Additions

   Date of Issue  12-14-93

			  EXHIBIT B


     Schedule of annual premium payments to be made by the Corporation on the New York Life Policy:

Year  1 - $462,680

Year  2 - $462,680

Year  3 - $462,680

Year  4 - $432,680

Year  5 - $432,680

Year  6 - $432,680

Year  7 - $432,680

Year  8 - $432,680

Year  9 - $239,180

Year 10 - $239,180

Year 11 - $239,180

Year 12 - $239,180

Year 13 - $239,180

Year 14 - $239,180

Year 15 - $239,180


     Schedule of annual premium payments to be made by the Corporation on the John Hancock Policy:

Year  1 - $227,200

Year  2 - $227,200

Year  3 - $227,200

Year  4 - $214,700

Year  5 - $214,700

Year  6 - $214,700

Year  7 - $214,700

Year  8 - $214,700

Year  9 - $214,700

Year 10 - $214,700

Year 11 - $214,700

Year 12 - $214,700

Year 13 - $214,700

Year 14 - $214,700

Year 15 - $214,700

	     SPLIT-DOLLAR COLLATERAL ASSIGNMENT


	  FOR VALUE RECEIVED, the undersigned owner
(hereafter the "Assignor") assigns, transfers and sets over to CHRIS-CRAFT INDUSTRIES, INC. (hereafter the "Assignee"), its successors or assigns, certain rights in and to policy number 45 088 935 (hereafter the "Policy"), and any and all supplemental benefit riders or agreements issued under said Policy, issued by the New York Life Insurance Company (hereafter the "Insurer"), subject to all the terms and conditions of the Policy and this Assignment and to all superior liens, if any, which the Insurer or any prior Assignee may have against the Policy. The Assignor by this instrument and the Assignee by acceptance of the Assignment jointly and severally agree to the conditions and provisions hereof. This Assignment is made and the Policy is to be held as collateral security for any and all liabilities of the Assignor (or any of Assignor's successors or assigns) to the Assignee, either now existing or that may hereafter arise under the Split-Dollar Agreement, dated as of January 6, 1994, with regard to the Policy, which is annexed hereto and incorporated herein by reference.

1.  (a)   It is expressly agreed that the Assignee shall
	  have the following rights in the Policy:
	 (1) the right to surrender the Policy and to receive the Policy cash value and any dividend credits outstanding, but not in excess of the greater of (i) the aggregate premiums paid by the Assignee on the Policy or (ii) the cash value of all paid-up additions of the Policy purchased with Policy dividends; and
	 (2) the right to receive from the death proceeds of the Policy, and to elect an income settlement option with respect thereto, an amount equal to the greater of (i) the aggregate premiums paid by the Assignee on the Policy or (ii) the cash value (determined immediately preceding the death of the last to die of the individuals insured by the Policy, namely, Herbert J. and Ann L. Siegel) of all paid-up additions of the Policy purchased with Policy dividends.
	 (3) the right to release this Assignment to the Assignor or his assigns;
    (b)   It is expressly agreed that the Assignor shall not
	  (i) exercise the right to receive loans against the Policy or (ii) exercise the right to surrender or partially surrender the Policy and receive some or all of the Policy cash value, without the written consent of the Assignee.
    (c) Except as provided in Paragraphs (a) and (b) above, all other rights in the Policy, including but not limited to the right to designate and change the beneficiary of the Policy, are expressly reserved to the Assignor and are therefore excluded from this Assignment.
2. Any death proceeds of the Policy in excess of the amount payable to the Assignee shall be paid by the Insurer directly to the beneficiary named under the Policy.
3. All provisions of this Assignment shall be binding upon the executors, administrators, successors and assigns of the Assignor.
4. All Policy options and designations in effect as of the date of this Assignment shall remain in effect unless specifically changed by this Assignment or by action taken thereafter consistent with this Assignment.
5. The Insurer is hereby authorized to recognize the Assignee's claim of right hereunder without investigating the validity or amount thereof, the giving of any notice, or the existence or amount of any liabilities of the Assignor to the Assignee. Payment by the Insurer of any or all death proceeds of the Policy to the Assignee in reliance upon an affidavit of any officer of the Assignee as to the aggregate premiums paid by the Assignee shall be a full discharge of the Insurer for such share of the death proceeds and shall be binding on all parties claiming any interest under the Policy.

Signed at Carlsbad, CA on            January 6, 1994
	  (City and State)              (Date)



Theresa Lemmel                  John C. Siegel
Witness                         Signature of John C. Siegel,
				   Owner of Policy


ACCEPTED BY:

CHRIS-CRAFT INDUSTRIES, INC.



By: Brian C. Kelly
  Title: General Counsel and Secretary

			Subassignment

     FOR VALUE RECEIVED, Chris-Craft Industries, Inc., a Delaware corporation ("CCI"), hereby assigns to BHC Communications, Inc., a Delaware corporation, 767 Fifth Avenue, New York, New York 10513 ("BHC"), 85% of CCI's interest in and rights under the above instrument, including the right to receive 85% of any amount that the Insurer would be obligated to pay CCI pursuant to the above instrument in absence of this Subassignment, and hereby instructs the Insurer to pay BHC directly, concurrently with any payment made by Insurer to CCI pursuant to the above instrument, such amount as BHC shall be entitled to receive pursuant to this Subassignment. For all purposes of the above instrument (including paragraph 5), the term "Assignee" shall refer to BHC and CCI, as their respective interests may appear.

			      CHRIS-CRAFT INDUSTRIES, INC.

			      By: Brian C. Kelly
				 Title: General Counsel and Secretary